Exhibit 3.14

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	The name of the limited liability company is Compressco Partners Operating, LLC.

2.	Article 1 of the Certificate of Formation of the limited liability company shall be amended to read in its entirety as follows:

1.	Name. The name of the limited liability company is CSI Compressco Operating LLC.

3.	The foregoing amendment shall be effective at 12:01 am Eastern Standard Time on December 1, 2014.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate on this 19th day of November, 2014.

By:	COMPRESSCO PARTNERS OPERATING, LLC

	By:	/s/ Kimberly M. O’Brien

Name:	Kimberly M. O’Brien
Title:	Assistant Secretary